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                                                                    EXHIBIT 10.2

March 18, 2002



Eric Erdman
14 Paul St.
Thornhill, ON
L3T 2H4

Dear Eric:

This letter is to confirm our verbal discussions that Genesis Microchip is interested in having you once again assume the position of Vice President, Finance & Chief Financial Officer of Genesis Microchip, reporting to me. This offer is conditioned upon your agreement that (1) the settlement agreement you entered into with Genesis Microchip dated February 14, 2002, is null and void and that any on-going payments associated with that agreement are immediately ended; and (2) the General Release signed on February 18/th/, 2002 is also null and void. However, the confidentiality agreement that you signed on July 24, 1995 (the "Confidentiality Agreement") will remain in full force and effect.

If you decide to resume your duties as Vice President, Finance & Chief Financial Officer effective March 18, 2002, your annual base salary will be increased to $320,000 (Canadian Dollars). You will continue to be eligible to receive other employee benefits, including your $400 (Canadian Dollars) monthly car allowance and your earned corporate bonus for fiscal year 2002.

In addition, if you decide to assume the position of Vice President, Finance & Chief Financial Officer, it will be recommended that the Company's Board of Directors grant you an option to purchase 100,000 shares of the Company's Common Stock.

The Company is excited about your rejoining Genesis Microchip and looks forward to a beneficial and productive relationship. However, if for any reason other than gross misconduct or voluntary resignation, you are removed from the position of Vice President Finance & Chief Financial Officer, and are not offered an alternate position that you accept, you will be entitled to the following severance benefits, contingent upon your agreement to sign a General Release of claims in a form acceptable to Genesis:

- You will be paid the equivalent of 12 months of your then current base salary, less withholdings.

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                                                                     Eric Erdman
                                                                  March 18, 2002
                                                                     Page 2 of 2




     - Except for long-term disability coverage, your Company-provided health benefits will continue until the earlier of 12 months from your date of termination or the date you secure alternative employment.
            - Any unvested stock options will immediately vest and you would have up to 18 months to exercise them.
- Your corporate bonus target will be paid as if you had achieved 100% of the plan's objectives but be prorated based upon the number of months you were employed during the then current fiscal year.
- By accepting this offer, you agree that the severance benefits described above are the full and complete entitlement you will receive as a result of your termination of employment and are in lieu of any entitlements under Canadian law or other Company policy in place at the time of termination of your employment.

To accept the Company's offer, please sign and date this letter in the space provided below. This letter, the confidentiality agreement and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. Any written stock option agreements provided to you previously in your position as Vice President, Finance & Chief Financial Officer of Genesis Microchip remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the President of the Company and you.

Eric, I look forward to working closely with you again as our CFO.

Sincerely,



Amnon Fisher
President & CEO

================================================================================
Agreed:


     /s/ Eric Erdman                               March 18, 2002
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         Eric Erdman                                    Date